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                                                           BANCFIRST CORPORATION
                                                                    EXHIBIT 22.1


                             BANCFIRST CORPORATION

                                 SUBSIDIARIES


                     Subsidiaries of BancFirst Corporation

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                               State of       Percentage

Subsidiary Name              Incorporation   Of Ownership
---------------              --------------  --------------

BancFirst                       Oklahoma         100.00%

First Southwest Bank            Oklahoma         100.00%

BFC Capital Trust I             Delaware         100.00%

Century Life Assurance
  Company                       Oklahoma          75.00%

Century Property and
  Casualty Company              Oklahoma          75.00%

Council Oak Partners LLC        Oklahoma         100.00%

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                           Subsidiaries of BancFirst

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


                                                  State of        Percentage

Subsidiary Name                                 Incorporation    Of Ownership
---------------                                ---------------  --------------

BancFirst Investment Corporation                  Oklahoma       100.00%

Citibanc Insurance Agency, Inc.                   Oklahoma       100.00%

BancFirst Agency, Inc.                            Oklahoma       100.00%

Lenders Collection Corporation                    Oklahoma       100.00%

Express Financial Corporation                     Oklahoma       100.00%

Mojave Asset Management Company                    Nevada        100.00%

Desert Asset Management Company                    Nevada        100.00%

Delamar Asset Management Limited Partnership       Nevada        100.00%
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